Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS ANNOUNCES THE APPOINTMENT OF

ANTHONY J. ALLOTT TO ITS BOARD OF DIRECTORS

STAMFORD, CT, June 7, 2006 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that at its annual stockholders meeting held today the stockholders of the Company approved the Amended and Restated Certificate of Incorporation of the Company, which, among other things, increased the size of the Board of Directors of the Company from six directors to seven directors. As a result, in accordance with the Amended and Restated Certificate of Incorporation, effective today the Board of Directors will fill the resulting vacancy by appointing Anthony J. Allott as a member of the Board of Directors, to serve as a Class III Director until the Company’s annual meeting of stockholders in 2009.

Mr. Allott joined Silgan Holdings in May 2002 as Executive Vice President and Chief Financial Officer. In August 2004, Mr. Allott was appointed President and given the responsibility for Silgan’s operations, and in March 2006 he was appointed as the Company’s Chief Executive Officer.

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Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.5 billion in 2005. Silgan operates 64 manufacturing facilities in the U.S., Canada and Europe. In North America, Silgan is the largest supplier of metal

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SILGAN HOLDINGS

June 7, 2006

containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading supplier of metal, composite and plastic vacuum closures for food and beverage products in North America and Europe.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2005 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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